UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2015

NovaCopper Inc.
(Exact name of registrant as specified in its charter)

British Columbia	001-35447	98-1006991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 1950, 777 Dunsmuir Street
Vancouver, British Columbia
Canada, V7Y 1K4
(Address of principal executive offices, including zip code)

(604) 638-8088
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously announced, NovaCopper Inc. (“NovaCopper”) entered into an Arrangement Agreement (the “Arrangement Agreement”) on April 22, 2015 with Sunward Resources Ltd., a corporation existing under the laws of British Columbia (“Sunward”), pursuant to which NovaCopper will acquire all of the issued and outstanding common shares of Sunward (the “Arrangement”). The Arrangement will be implemented by way of the Plan of Arrangement attached as Schedule A to the Arrangement Agreement and is subject to approval by the Supreme Court of British Columbia.

The Arrangement Agreement has been unanimously approved by the board of directors of each of Sunward and NovaCopper, two common directors having declared their interest and abstained from voting. Dr. Thomas Kaplan, a director of NovaCopper, also declared his interest and abstained from voting due to his relationship with Electrum Strategic Resources L.P., which owns approximately 27.8% of NovaCopper’s issued and outstanding common shares, and whose affiliated fund owns approximately 18.2% of Sunward’s issued and outstanding common shares.

Upon completion of the Arrangement, the combined company is expected to be owned approximately 58% by NovaCopper shareholders and 42% by Sunward shareholders.

Structure. Pursuant to, and subject to the terms and conditions of, the Arrangement Agreement and the Plan of Arrangement, Sunward shareholders will receive 0.3 (the “Exchange Ratio”) of one common share of NovaCopper for each common share of Sunward held. The Exchange Ratio represents the equivalent of US$0.1841 per Sunward Share based on the closing price of the common shares of NovaCopper on the NYSE MKT LLC (“NYSE-MKT”) as of April 22, 2015 and represents the equivalent of US$0.1865 per common share of Sunward based on the 20-day volume weighted average price (“VWAP20”) of the common shares of NovaCopper on the NYSE-MKT as of the same date. The Exchange Ratio implies a total transaction value of approximately US$27.6 million on a VWAP20 basis, including the automatic vesting and exchange into common shares of NovaCopper of Sunward’s outstanding deferred share units, and the exercise of in-the-money stock options for common shares of NovaCopper.

Each outstanding option to acquire common shares of Sunward (a “Sunward Option”) will be exchanged for an option to acquire common shares of NovaCopper (an “Arrangement Option”), on the same terms and conditions, such number of common shares of NovaCopper (rounded down to the nearest whole share) equal to (i) 0.3 multiplied by (ii) the number of common shares of Sunward subject to such Sunward Option immediately prior to the effective date of the Arrangement. Such Arrangement Option will provide for an exercise price per common share of NovaCopper (rounded up to the nearest whole cent) equal to (x) the exercise price per common share of Sunward otherwise purchasable pursuant to such Sunward Option divided by (y) 0.3. All such Arrangement Options will expire 90 days following the effective date of the Arrangement.

Each outstanding deferred share unit of Sunward that has not vested will fully-vest automatically and be exchanged for the number of common shares of NovaCopper (rounded down to the nearest whole share) equal to (i) 0.3 multiplied by (ii) the number of common shares of Sunward subject to such deferred share unit at the time of vesting.

Board of Directors and Management. Following completion of the Arrangement, the board of directors of the combined company will consist of nine members, two of which will be nominees of Gold First Investments Limited, Sunward’s largest shareholder, and the remaining members will be incumbent directors of NovaCopper’s board.

NovaCopper management will remain in their current capacity following the Arrangement, with Rick Van Nieuwenhuyse serving as President & Chief Executive Officer and Elaine Sanders serving as Vice President & Chief Financial Officer. NovaCopper anticipates retaining the local management team of Sunward in Colombia.

Conditions to Completion of Arrangement. Completion of the Arrangement is subject to various conditions, including, without limitation:

  the approval of at least 66 2/3% of the votes cast by holders of common shares of Sunward and, if required under applicable securities laws, a majority of disinterested Sunward shareholders, of the Arrangement at a special meeting of the Sunward shareholders;
  the approval of a majority of the votes cast by the holders common shares of NovaCopper at a special meeting of the shareholders of NovaCopper of the issuance of common shares of NovaCopper to the holders of common shares of Sunward as consideration for the Arrangement, the issuance of common shares in exchange for outstanding deferred share units of Sunward and the reservation for issuance of the common shares of NovaCopper issuable upon the exercise of Arrangement Options;
  obtaining the necessary interim and final orders of the Supreme Court of British Columbia;
  the Toronto Stock Exchange having conditionally approved and the NYSE-MKT having approved the listing thereon of the common shares of NovaCopper to be issued pursuant to the Arrangement and any common shares of NovaCopper to be issued upon exercise of Arrangement Options, subject only to the customary listing conditions of the TSX and notice of issuance to the NYSE-MKT, respectively;
  holders of not more than five percent of the outstanding common shares of Sunward exercising rights of dissent in respect of the Arrangement;
  the accuracy of each party’s representations and warranties (subject to certain materiality qualifiers); and
  the absence of a material adverse effect in respect of each party.

Non-Solicitation. The Arrangement Agreement includes customary representations, warranties and covenants by the parties, including, among other things, covenants of both NovaCopper and Sunward not to solicit competing or alternative transactions, subject to certain exceptions to permit either party's board of directors to comply with its fiduciary duties, including the right of either party to enter into a “Superior Proposal” (as defined for each of Sunward and NovaCopper in the Arrangement Agreement).

Termination of Arrangement Agreement. The Arrangement Agreement contains certain termination rights for both the NovaCopper and Sunward.

NovaCopper has agreed to pay a termination fee of $1,000,000 in certain circumstances, including if the Arrangement Agreement is terminated because (i) the board of directors of NovaCopper authorizes NovaCopper, subject to complying with the terms of the Arrangement Agreement, to enter into a binding agreement with respect to a Superior Proposal; or (ii) an “Acquisition Proposal” (as defined in the Arrangement Agreement) was made to NovaCopper or announced prior to the NovaCopper shareholders meeting, NovaCopper shareholders do not approve the Arrangement and NovaCopper enters into a transaction for the sale of 50% or more of NovaCopper within 12 months of the termination of the Arrangement Agreement.

Sunward has agreed to pay a termination fee of $1,000,000 in certain circumstances, including if the Arrangement Agreement is terminated because (i) the board of directors of Sunward authorizes Sunward, subject to complying with the terms of the Arrangement Agreement, to enter into a binding written agreement relating to a Superior Proposal; or (ii) an Acquisition Proposal was made to Sunward or announced prior to the Sunward shareholders meeting, Sunward shareholders do not approve the Arrangement and Sunward enters into a transaction for the sale of 50% or more of Sunward within 12 months of the termination of the Arrangement Agreement.

U.S. Securities Matters. The common shares of Sunward issuable under the Arrangement to shareholders of Sunward and the holders of Sunward DSUs, and the Arrangement Options issuable to holders of Sunward Options under the Arrangement, have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and such securities will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) thereof and applicable state securities law.

The foregoing descriptions of the Arrangement, the Arrangement Agreement and the Plan of Arrangement are qualified in their entirety by reference to the copy of the Arrangement Agreement, including the Plan of Arrangement attached as Schedule A thereto, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

The directors and officers of Sunward and four of Sunward’s largest shareholders have entered into customary voting support agreements to vote in favour of the Arrangement. The directors and officers and large shareholders of NovaCopper have advised that they intend to vote their NovaCopper Shares in favour of the transaction.

The foregoing description of the voting support agreements is qualified in its entirety by reference to the voting support agreements entered into with four of Sunward’s largest shareholders which are attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 10.5 hereto and are incorporated herein by reference.

The Arrangement Agreement has been included solely to provide investors and securityholders with information regarding its terms. It is not intended to be a source of financial, business or operational information about NovaCopper, Sunward or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Arrangement Agreement are made only for purposes of the agreement and are made as of specific dates; are solely for the benefit of the parties; may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Arrangement Agreement, including being qualified by confidential disclosures made for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or securityholders. Investors and securityholders should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of NovaCopper, Sunward or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
2.1	Arrangement Agreement, dated April 22, 2015, between NovaCopper Inc. and Sunward Resources Ltd.
10.1	Voting Support Agreement, dated April 22, 2015, between NovaCopper Inc. and Gold First Investments Limited
10.2	Voting Support Agreement, dated April 22, 2015, between NovaCopper Inc. and Electrum Strategic Acquisitions LLC
10.3	Voting Support Agreement, dated April 22, 2015, between NovaCopper Inc. and Electrum Strategic Acquisitions II LLC
10.4	Voting Support Agreement, dated April 22, 2015, between NovaCopper Inc. and Baupost Group Securities, L.L.C.
10.5	Voting Support Agreement, dated April 22, 2015, between NovaCopper Inc. and Paulson & Co. Inc.

Additional Information and Where To Find It

Further information regarding the Arrangement will be contained in a joint information circular/proxy statement to be prepared by Sunward and NovaCopper, filed by NovaCopper on SEDAR and with the U.S. Securities and Exchange Commission (the “SEC”) and mailed in due course to shareholders in connection with the special meeting of the NovaCopper shareholders. The joint information circular/proxy statement will contain important information about the proposed Arrangement and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE JOINT INFORMATION CIRCULAR/PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE.

Participants in Solicitation

NovaCopper and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding NovaCopper’s directors and executive officers is available in NovaCopper’s proxy statement filed on Schedule 14A for its 2015 annual meeting of shareholders and its 2014 Annual Report on Form 10-K, each of which have been filed with the SEC and on SEDAR. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint information circular/proxy statement and other relevant materials to be filed with the SEC when they become available. Investors and shareholders will be able to obtain free copies of the forthcoming a joint information circular/proxy statement, past proxy statements and other documents filed with the SEC by NovaCopper through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the joint information circular/proxy statement from NovaCopper by telephone at (604) 638-8088, or by going to NovaCopper’s Investor Center page on its corporate website at http://www.novacopper.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVACOPPER INC.

Dated: April 27, 2015	By:	/s/ Elaine Sanders
Elaine M. Sanders, Chief Financial Officer